News Release

COMMERCIAL METALS COMPANY REPORTS FIRST QUARTER EARNINGS PER SHARE OF $0.30, EARNINGS PER SHARE FROM CONTINUING OPERATIONS OF $0.32, AND ANNOUNCES QUARTERLY DIVIDEND OF $0.12 PER SHARE

Irving, TX - January 6, 2015 - Commercial Metals Company (NYSE: CMC) today announced financial results for its first quarter ended November 30, 2014. Net earnings attributable to CMC for the first quarter ended November 30, 2014 were $36.3 million, or $0.30 per diluted share, on net sales of $1.7 billion. This compares to net earnings attributable to CMC of $45.9 million, or $0.39 per diluted share, on net sales of $1.6 billion for the three months ended November 30, 2013. Results for the first quarter of fiscal 2014 included an after-tax gain of $15.5 million ($0.13 per diluted share) associated with the sale of the Company’s wholly owned copper tube manufacturing operation, Howell Metal Company.

During the first quarter of fiscal 2015, the Company decided to exit and sell its steel distribution business in Australia. As a result, this business has been presented as a discontinued operation for all periods presented.

Earnings from continuing operations were $38.3 million ($0.32 per diluted share) for the first quarter of fiscal 2015, compared with earnings from continuing operations of $33.7 million ($0.29 per diluted share) for the first quarter of fiscal 2014.

Results for the first quarter of fiscal 2015 included after-tax LIFO income from continuing operations of $4.0 million ($0.03 per diluted share), compared with after-tax LIFO expense from continuing operations of $2.8 million ($0.02 per diluted share) for the first quarter of fiscal 2014. Adjusted operating profit from continuing operations was $73.3 million for the first quarter of fiscal 2015, compared with adjusted operating profit from continuing operations of $68.7 million for the first quarter of fiscal 2014 and $68.8 million for the fourth quarter of fiscal 2014, an improvement over both comparative quarterly periods. Adjusted EBITDA from continuing operations was $106.4 million for the first quarter of fiscal 2015, compared with adjusted EBITDA from continuing operations of $102.3 million for the first quarter of fiscal 2014.

The Company's financial position at November 30, 2014 remained strong with cash and cash equivalents of $326.1 million and approximately $1.0 billion in total liquidity. As part of our share repurchase program that was approved in late October 2014, we purchased 560,493 shares of our common stock for $9.3 million during the first quarter of fiscal 2015.

(CMC First Quarter Fiscal 2015 - Page 2)

Joe Alvarado, Chairman of the Board, President, and CEO, commented, "The results for our fiscal first quarter were strong with adjusted operating profit from continuing operations improving by 7% over both the sequential quarter and the same quarterly period one year ago. We achieved these results despite declining scrap prices, a three week planned outage at our minimill in Poland and fewer shipping days during the first quarter of fiscal 2015 compared to the fourth quarter of fiscal 2014."

On January 5, 2015, the board of directors of CMC declared a quarterly dividend of $0.12 per share for shareholders of record on January 20, 2015. The dividend will be paid on February 3, 2015.

Business Segments
Our Americas Recycling segment recorded adjusted operating loss of $1.1 million for the first quarter of fiscal 2015 compared to adjusted operating profit of $0.8 million for the first quarter of fiscal 2014. The decline in adjusted operating profit for the first three months of fiscal 2015 was attributed to a 2% decrease in ferrous shipments and a $1 per short ton decrease in the average ferrous metal margin compared to the same period in the prior fiscal year. Nonferrous shipments increased 5%; however, a decline in average nonferrous selling prices more than offset a decline in average nonferrous material costs, which added additional pressure to average nonferrous metal margins compared to the first quarter of fiscal 2014. Furthermore, in the first quarter of fiscal 2014, this segment benefited from a pre-tax gain on real estate and facility relocation benefits of $3.7 million. In contrast, a favorable change in pre-tax LIFO of $3.2 million was recorded for the first quarter of fiscal 2015 compared to the first quarter of the prior fiscal year.

Our Americas Mills segment recorded adjusted operating profit of $75.4 million for the first quarter of fiscal 2015 compared to adjusted operating profit of $65.8 million for the same period in the prior fiscal year. The improvement in adjusted operating profit for the first quarter of fiscal 2015 was primarily due to a 7% increase in total shipments and a 4% per short ton increase in the average selling price on stable average costs of ferrous scrap consumed compared to the first quarter of fiscal 2014. Overall shipments of our higher priced finished products, including rebar and merchant, increased approximately 34 thousand short tons while our lower priced billet shipments increased approximately 15 thousand short tons.

Our Americas Fabrication segment recorded adjusted operating loss of $3.0 million for the first quarter of fiscal 2015 compared to adjusted operating profit of $2.2 million for the first quarter of fiscal 2014. Adjusted operating profit was impacted by an average metal margin compression of $14 per short ton related to our rebar product as rising mill material prices in the first quarter of fiscal 2015 outpaced the rate of rising fabrication selling prices compared to the same period in the prior fiscal year. Additionally, conversion costs for our rebar product increased $8 per short ton. Partially offsetting these items was a favorable change in pre-tax LIFO of $2.9 million for the first quarter of fiscal 2015 compared to the first quarter of the prior fiscal year.

(CMC First Quarter Fiscal 2015 - Page 3)

Our International Mill segment recorded adjusted operating profit of $4.2 million for the first quarter of fiscal 2015 compared to adjusted operating profit of $15.3 million for the same period in the prior fiscal year. Adjusted operating profit in the first quarter of fiscal 2015 was impacted by a decline in shipments coupled with an average metal margin compression of 7% compared to the first quarter of fiscal 2014. Shipments declined during the first three months of fiscal 2015 due to sluggish demand in central Europe and a three week planned maintenance outage at our Polish minimill.

Our International Marketing and Distribution segment recorded adjusted operating profit of $18.3 million for the first quarter of fiscal 2015 compared to adjusted operating profit of $2.0 million for the same period in the prior fiscal year. The improvement in adjusted operating profit was primarily attributed to an increase in the average metal margins and a $3.6 million favorable change in pre-tax LIFO for our trading divisions headquartered in the U.S. In addition, our western European and Asian operations reported a strong increase in shipments for the first quarter of fiscal 2015 compared to the same period in fiscal 2014.

Outlook
Alvarado concluded, “We are encouraged by the continued improvement in the U.S. economy with job growth and rising wages. U.S. manufacturing activity expanded for the eighteenth consecutive month in November 2014 and U.S. non-residential construction spending increased during the first three months of our fiscal 2015. In November, the Architecture Billings Index (ABI), a leading indicator of construction activity, reported the seventh consecutive month greater than 50 at 50.9.

Our second fiscal quarter has historically been slower as a result of a seasonal downturn in construction activity due to the holidays and the onset of winter weather. Consistent with prior years, we plan to take advantage of the slower business activity with planned outages for routine maintenance and equipment upgrades."

Conference Call
CMC invites you to listen to a live broadcast of its first quarter of fiscal 2015 conference call today, Tuesday, January 6, 2015, at 11:00 a.m. ET. Joe Alvarado, Chairman of the Board, President and CEO, and Barbara Smith, Senior Vice President and CFO, will host the call. The call is accessible via our website at www.cmc.com. In the event you are unable to listen to the live broadcast, the call will be archived and available for replay on our website on the next business day. Financial and statistical information presented in the webcast will be located on CMC's website under "Investors."

(CMC First Quarter Fiscal 2015 - Page 4)

About Commercial Metals Company
Commercial Metals Company and its subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, metal recycling facilities and marketing and distribution offices in the United States and in strategic international markets.

Forward-Looking Statements
This news release contains forward-looking statements regarding the Company's expectations relating to the Company's operating plans. These forward-looking statements generally can be identified by phrases such as we, CMC or its management, "expects," "anticipates," "believes," "estimates," "intends," "plans to," "ought," "could," "will," "should," "likely," "appears" or other similar words or phrases. There are inherent risks and uncertainties in any forward-looking statements. Although we believe that our expectations are reasonable, we can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Except as required by law, the Company undertakes no obligation to update, amend or clarify any forward-looking statements to reflect events, new information or otherwise.

Actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to, the following: absence of global economic recovery or possible recession relapse and the pace of overall global economic activity and its impact in a highly cyclical industry; construction activity or lack thereof; continued sovereign debt problems in the Euro-zone; success or failure of governmental efforts to stimulate the economy including restoring credit availability and confidence in a recovery; significant reductions in China’s steel consumption or increased Chinese steel production; rapid and significant changes in the price of metals; increased capacity and product availability from competing steel minimills and other steel suppliers including import quantities and pricing; passage of new, or interpretation of existing, environmental laws and regulations; increased legislation associated with climate change and greenhouse gas emissions; solvency of financial institutions and their ability or willingness to lend; customers' inability to obtain credit and non-compliance with contracts; financial covenants and restrictions on the operation of our business contained in agreements governing our debt; currency fluctuations; global factors including political and military uncertainties; availability of electricity and natural gas for minimill operations; information technology interruptions and breaches in security data; ability to retain key executives; execution of cost reduction strategies; industry consolidation or changes in production capacity or utilization; ability to make necessary capital expenditures; availability and pricing of raw materials over which we exert little influence, including scrap metal, energy, insurance and supply prices; unexpected equipment failures; competition from other materials; losses or limited potential gains due to hedging transactions; litigation claims and settlements, court decisions and regulatory rulings; risk of injury or death to employees, customers or other visitors to our operations; increased costs related to health care reform legislation; and those factors listed under Item 1A. "Risk Factors" included in the Company's Annual Report filed on Form 10-K for the fiscal year ended August 31, 2014.

(CMC First Quarter Fiscal 2015 - Page 5)

COMMERCIAL METALS COMPANY OPERATING STATISTICS AND BUSINESS SEGMENTS (UNAUDITED)

	Three Months Ended November 30,
(short tons in thousands)	2014	2013
Americas Recycling tons shipped	552	559

Americas Steel Mills rebar shipments	434	391
Americas Steel Mills structural and other shipments	289	285
Total Americas Steel Mills tons shipped	723	676

Americas Steel Mills average FOB selling price (total sales)	$683	$657
Americas Steel Mills average cost ferrous scrap consumed	$336	$334
Americas Steel Mills metal margin	$347	$323
Americas Steel Mills average ferrous scrap purchase price	$286	$297

International Mill tons shipped	305	360

International Mill average FOB selling price (total sales)	$546	$603
International Mill average cost ferrous scrap consumed	$314	$354
International Mill metal margin	$232	$249
International Mill average ferrous scrap purchase price	$266	$301

Americas Fabrication rebar tons shipped	265	234
Americas Fabrication structural and post tons shipped	34	33
Total Americas Fabrication tons shipped	299	267

Americas Fabrication average selling price (excluding stock and buyout sales)	$948	$914

(in thousands)	Three Months Ended November 30,
Net sales	2014	2013
Americas Recycling	$316,059	$338,202
Americas Mills	524,851	481,151
Americas Fabrication	412,488	358,218
International Mill	177,629	229,150
International Marketing and Distribution	537,806	445,342
Corporate	832	6,185
Eliminations	(289,675)	(241,173)
Total net sales	$1,679,990	$1,617,075

Adjusted operating profit (loss)
Americas Recycling	$(1,143)	$839
Americas Mills	75,382	65,814
Americas Fabrication	(3,009)	2,217
International Mill	4,223	15,268
International Marketing and Distribution	18,252	2,042
Corporate	(19,611)	(18,049)
Eliminations	(805)	597
Adjusted operating profit from continuing operations	73,289	68,728
Adjusted operating profit (loss) from discontinued operations	(1,663)	21,306
Adjusted operating profit	$71,626	$90,034

(CMC First Quarter Fiscal 2015 - Page 6)

COMMERCIAL METALS COMPANY CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

	Three Months Ended November 30,
(in thousands, except share data)	2014	2013
Net sales	$1,679,990	$1,617,075
Costs and expenses:
Cost of goods sold	1,493,769	1,440,202
Selling, general and administrative expenses	113,383	108,674
Interest expense	19,057	19,408
	1,626,209	1,568,284

Earnings from continuing operations before income taxes	53,781	48,791
Income taxes	15,447	15,091
Earnings from continuing operations	38,334	33,700

Earnings (loss) from discontinued operations before income taxes	(2,102)	21,106
Income taxes	(21)	8,887
Earnings (loss) from discontinued operations	(2,081)	12,219

Net earnings	36,253	45,919
Net earnings attributable to CMC	$36,253	$45,919

Basic earnings (loss) per share attributable to CMC:
Earnings from continuing operations	$0.33	$0.29
Earnings (loss) from discontinued operations	(0.02)	0.10
Net earnings	$0.31	$0.39

Diluted earnings (loss) per share attributable to CMC:
Earnings from continuing operations	$0.32	$0.29
Earnings (loss) from discontinued operations	(0.02)	0.10
Net earnings	$0.30	$0.39

Cash dividends per share	$0.12	$0.12
Average basic shares outstanding	117,818,170	117,070,499
Average diluted shares outstanding	118,909,618	118,156,611

(CMC First Quarter Fiscal 2015 - Page 7)

COMMERCIAL METALS COMPANY CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	November 30, 2014	August 31, 2014
Assets
Current assets:
Cash and cash equivalents	$326,075	$434,925
Accounts receivable, net	986,405	1,028,425
Inventories, net	952,303	935,411
Current deferred tax assets	47,006	49,455
Other current assets	105,616	105,575
Assets of businesses held for sale	94,455	—
Total current assets	2,511,860	2,553,791
Net property, plant and equipment	902,454	925,098
Goodwill	74,100	74,319
Other noncurrent assets	127,886	135,312
Total assets	$3,616,300	$3,688,520
Liabilities and stockholders' equity
Current liabilities:
Accounts payable-trade	$393,670	$423,807
Accounts payable-documentary letters of credit	142,789	125,053
Accrued expenses and other payables	249,252	322,000
Notes payable	530	12,288
Current maturities of long-term debt	8,931	8,005
Liabilities of businesses held for sale	42,896	—
Total current liabilities	838,068	891,153
Deferred income taxes	51,354	55,600
Other long-term liabilities	104,961	112,134
Long-term debt	1,282,808	1,281,042
Total liabilities	2,277,191	2,339,929
Stockholders' equity attributable to CMC	1,338,998	1,348,480
Stockholders' equity attributable to noncontrolling interests	111	111
Total stockholders' equity	1,339,109	1,348,591
Total liabilities and stockholders' equity	$3,616,300	$3,688,520

(CMC First Quarter Fiscal 2015 - Page 8)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended November 30,
(in thousands)	2014	2013
Cash flows from (used by) operating activities:
Net earnings	$36,253	$45,919
Adjustments to reconcile net earnings to cash flows from (used by) operating activities:
Depreciation and amortization	33,859	33,860
Provision for losses on receivables, net	(95)	(240)
Stock-based compensation	5,728	5,544
Amortization of interest rate swaps termination gain	(1,899)	(1,900)
Deferred income taxes	(835)	19,081
Tax benefits from stock plans	(13)	(109)
Net gain on sale of a subsidiary and other	(467)	(25,064)
Asset impairment	—	1,005
Changes in operating assets and liabilities:
Accounts receivable	100,486	73,052
Accounts receivable sold, net	(88,201)	3,327
Inventories	(102,954)	(29,789)
Other assets	3,804	(20,185)
Accounts payable, accrued expenses and other payables	(61,292)	(31,534)
Other long-term liabilities	(4,270)	505
Net cash flows from (used by) operating activities	(79,896)	73,472

Cash flows from (used by) investing activities:
Capital expenditures	(22,450)	(14,085)
Proceeds from the sale of property, plant and equipment and other	882	2,126
Proceeds from the sale of a subsidiary	2,845	54,265
Net cash flows from (used by) investing activities	(18,723)	42,306

Cash flows from (used by) financing activities:
Documentary letters of credit, net change	32,410	18,663
Short-term borrowings, net change	(11,758)	2,020
Repayments on long-term debt	(2,444)	(1,551)
Stock issued under incentive and purchase plans, net of forfeitures	(2,981)	(2,089)
Treasury stock acquired	(9,341)	—
Cash dividends	(14,150)	(14,067)
Tax benefits from stock plans	13	109
Decrease in restricted cash	—	17,300
Payments for debt issuance costs	—	(430)
Purchase of noncontrolling interests	—	(52)
Net cash flows from (used by) financing activities	(8,251)	19,903
Effect of exchange rate changes on cash	(1,980)	1,022
Increase (decrease) in cash and cash equivalents	(108,850)	136,703
Cash and cash equivalents at beginning of year	434,925	378,770
Cash and cash equivalents at end of period	$326,075	$515,473

Supplemental information:
Noncash activities:
Capital lease additions and changes in accounts payable related to purchases of property, plant and equipment	$5,062	$348

(CMC First Quarter Fiscal 2015 - Page 9)

COMMERCIAL METALS COMPANY
NON-GAAP FINANCIAL MEASURES (UNAUDITED)
(dollars in thousands)

This press release contains financial measures not derived in accordance with generally accepted accounting principles ("GAAP"). Reconciliations to the most comparable GAAP measures are provided below.
Adjusted Operating Profit is a non-GAAP financial measure. Management uses adjusted operating profit to evaluate the financial performance of CMC. Adjusted operating profit from continuing operations is the sum of our earnings from continuing operations before income taxes, interest expense and discounts on sales of accounts receivable. Adjusted operating profit is the sum of adjusted operating profit from continuing operations and adjusted operating profit (loss) from discontinued operations. For added flexibility, we may sell certain accounts receivable both in the U.S. and internationally. We consider sales of receivables as an alternative source of liquidity to finance our operations and we believe that removing these costs provides a clearer perspective of CMC's operating performance. Adjusted operating profit may be inconsistent with similar measures presented by other companies.

	Three Months Ended November 30,		Three Months Ended August 31,
(in thousands)	2014	2013	2014
Earnings from continuing operations	$38,334	$33,700	$37,667
Income taxes	15,447	15,091	10,067
Interest expense	19,057	19,408	19,803
Discounts on sales of accounts receivable	451	529	1,241
Adjusted operating profit from continuing operations	73,289	68,728	68,778
Adjusted operating profit (loss) from discontinued operations	(1,663)	21,306	(2,781)
Adjusted operating profit	$71,626	$90,034	$65,997

Adjusted EBITDA is a non-GAAP financial measure. Adjusted EBITDA from continuing operations is the sum of our earnings from continuing operations before interest expense and income taxes. It also excludes CMC's largest recurring non-cash charge, depreciation and amortization, as well as impairment charges, which are also non-cash. Adjusted EBITDA is the sum of adjusted EBITDA from continuing operations and adjusted EBITDA from discontinued operations. Adjusted EBITDA should not be considered as an alternative to net earnings or as a better measure of liquidity than net cash flows from operating activities, as determined by GAAP. However, we believe that adjusted EBITDA provides relevant and useful information, which is often used by analysts, creditors, and other interested parties in our industry. Adjusted EBITDA to interest expense is a covenant test in certain of CMC's debt agreements. Adjusted EBITDA is also the target benchmark for our annual and long-term cash incentive performance plans for management. Adjusted EBITDA may be inconsistent with similar measures presented by other companies.

	Three Months Ended November 30,
(in thousands)	2014	2013
Earnings from continuing operations	$38,334	$33,700
Interest expense	19,057	19,408
Income taxes	15,447	15,091
Depreciation and amortization	33,583	33,313
Impairment charges	—	751
Adjusted EBITDA from continuing operations	106,421	102,263
Adjusted EBITDA from discontinued operations	(1,700)	22,077
Adjusted EBITDA	$104,721	$124,340

Adjusted EBITDA to interest coverage for the quarter ended November 30, 2014:

$104,721	/	$19,057	=	5.5

(CMC First Quarter Fiscal 2015 - Page 10)

Total Liquidity is a non-GAAP financial measure. The table below reflects the Company's cash and cash equivalents, credit facilities and availability to liquidity at November 30, 2014.

(in thousands)	Total Facility	Availability
Cash and cash equivalents	$326,075	$326,075
Revolving credit facility	350,000	324,697
U.S. receivables sale facility	200,000	200,000
International accounts receivable sales facilities	111,560	54,267
Bank credit facilities — uncommitted	96,001	95,108
Total Liquidity	$1,083,636	$1,000,147

Total Capitalization:
Total capitalization is the sum of stockholders' equity attributable to CMC, long-term debt and deferred income taxes. The ratio of debt to total capitalization is a measure of current debt leverage. The following reconciles total capitalization to the most comparable GAAP measure, stockholders’ equity attributable to CMC:

(in thousands)	November 30, 2014
Stockholders' equity attributable to CMC	$1,338,998
Long-term debt	1,282,808
Deferred income taxes	51,354
Total capitalization	$2,673,160

OTHER FINANCIAL INFORMATION
Long-term debt to capitalization ratio as of November 30, 2014:

$1,282,808	/	$2,673,160	=	48.0%

Total debt to capitalization plus short-term debt plus notes payable ratio as of November 30, 2014:

($1,282,808	+	$8,931	+	$530)	/	($2,673,160	+	$8,931	+	$530)	=	48.2%

Current ratio as of November 30, 2014:
Current assets divided by current liabilities

$2,511,860	/	$838,068	=	3.0

Contact: Barbara Smith
Senior Vice President and CFO
214.689.4300